EXHIBIT 7

REPORT OF CONDITION OF CITIBANK, N.A.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2021	2020
Assets
Cash and due from banks (including segregated cash and other deposits)	$27,515	$26,349
Deposits with banks, net of allowance	234,518	283,266
Securities borrowed and purchased under agreements to resell (including $216,466 and $185,204 as of December 31, 2021 and 2020, respectively, at fair value), net of allowance	327,288	294,712
Brokerage receivables, net of allowance	54,340	44,806
Trading account assets (including $133,828 and $168,967 pledged to creditors at December 31, 2021 and 2020, respectively)	331,945	375,079
Investments:
Available-for-sale debt securities (including $9,226 and $5,921 pledged to creditors as of December 31, 2021 and 2020, respectively), net of allowance	288,522	335,084
Held-to-maturity debt securities (including $1,460 and $547 pledged to creditors as of December 31, 2021 and 2020, respectively), net of allowance	216,963	104,943
Equity securities (including $1,032 and $1,066 as of December 31, 2021 and 2020, respectively, at fair value)	7,337	7,332
Total investments	$512,822	$447,359
Loans:
Consumer (including $12 and $14 as of December 31, 2021 and 2020, respectively, at fair value)	376,534	386,474
Corporate (including $6,070 and $6,840 as of December 31, 2021 and 2020, respectively, at fair value)	291,233	289,409
Loans, net of unearned income	$667,767	$675,883
Allowance for credit losses on loans (ACLL)	(16,455)	(24,956)
Total loans, net	$651,312	$650,927
Goodwill	21,299	22,162
Intangible assets (including MSRs of $404 and $336 as of December 31, 2021 and 2020, respectively, at fair value)	4,495	4,747
Other assets (including $12,342 and $14,613 as of December 31, 2021 and 2020, respectively, at fair value), net of allowance	125,879	110,683
Total assets	$2,291,413	$2,260,090

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included on the Consolidated Balance Sheet above. The assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs, presented on the following page, and are in excess of those obligations. In addition, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

	December 31,
In millions of dollars	2021	2020
Assets of consolidated VIEs to be used to settle obligations of consolidated VIEs
Cash and due from banks	$260	$281
Trading account assets	10,038	8,104
Investments	844	837
Loans, net of unearned income
Consumer	34,677	37,561
Corporate	14,312	17,027
Loans, net of unearned income	$48,989	$54,588
Allowance for credit losses on loans (ACLL)	(2,668)	(3,794)
Total loans, net	$46,321	$50,794
Other assets	1,174	43
Total assets of consolidated VIEs to be used to settle obligations of consolidated VIEs	$58,637	$60,059

Statement continues on the next page.

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CONSOLIDATED BALANCE SHEET (Continued)	Citigroup Inc. and Subsidiaries
	December 31,
In millions of dollars, except shares and per share amounts	2021	2020
Liabilities
Non-interest-bearing deposits in U.S. offices	$158,552	$126,942
Interest-bearing deposits in U.S. offices (including $879 and $879 as of December 31, 2021 and 2020, respectively, at fair value)	543,283	503,213
Non-interest-bearing deposits in offices outside the U.S.	97,270	100,543
Interest-bearing deposits in offices outside the U.S. (including $787 and $1,079 as of December 31, 2021 and 2020, respectively, at fair value)	518,125	549,973
Total deposits	$1,317,230	$1,280,671
Securities loaned and sold under agreements to repurchase (including $56,694 and $60,206 as of December 31, 2021 and 2020, respectively, at fair value)	191,285	199,525
Brokerage payables (including $3,575 and $6,835 as of December 31, 2021 and 2020, respectively, at fair value), including allowance	61,430	50,484
Trading account liabilities	161,529	168,027
Short-term borrowings (including $7,358 and $4,683 as of December 31, 2021 and 2020, respectively, at fair value)	27,973	29,514
Long-term debt (including $82,609 and $67,063 as of December 31, 2021 and 2020, respectively, at fair value)	254,374	271,686
Other liabilities	74,920	59,983
Total liabilities	$2,088,741	$2,059,890
Stockholders' equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 759,800 as of December 31, 2021 and 779,200 as of December 31, 2020, at aggregate liquidation value	$18,995	$19,480
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 3,099,651,835 as of December 31, 2021 and 3,099,633,160 as of December 31, 2020	31	31
Additional paid-in capital	108,003	107,846
Retained earnings	184,948	168,272
Treasury stock, at cost: 1,115,296,641 shares as of December 31, 2021 and 1,017,543,951 shares as of December 31, 2020	(71,240)	(64,129)
Accumulated other comprehensive income (loss) (AOCI)	(38,765)	(32,058)
Total Citigroup stockholders' equity	$201,972	$199,442
Noncontrolling interests	700	758
Total equity	$202,672	$200,200
Total liabilities and equity	$2,291,413	$2,260,090

The following table presents certain liabilities of consolidated VIEs, which are included on the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

	December 31,
In millions of dollars	2021	2020
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup
Short-term borrowings	$8,376	$9,278
Long-term debt	12,579	20,405
Other liabilities	694	463
Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$21,649	$30,146

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

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